Exhibit 99.1

Badger Meter Reports Record Sales and Earnings Per Share for 2012

MILWAUKEE--(BUSINESS WIRE)--February 6, 2013--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Highlights

  Net sales were a fourth quarter record $74,323,000, a 22.4% increase from sales of $60,710,000 for the fourth quarter of 2011.
  Net earnings were $5,484,000 for the fourth quarter of 2012, a 362.0% increase from net earnings of $1,187,000 for the fourth quarter of 2011.
  Diluted earnings per share were $0.39 for the fourth quarter of 2012, a 387.5% increase from diluted earnings per share of $0.08 for the fourth quarter of 2011.

Full Year 2012 Highlights

  Net sales for 2012 were a record $319,660,000, a 21.6% increase from sales of $262,915,000 for 2011.
  Net earnings were $28,032,000 for 2012, a 46.3% increase from net earnings of $19,161,000 for 2011.
  Diluted earnings per share were a record $1.95 for 2012, a 53.5% increase from diluted earnings per share of $1.27 for 2011.

Operations Review

“We ended 2012 with a solid fourth quarter that helped us achieve record sales and higher earnings per share for the year. The increase in fourth quarter sales was due to the acquisition of Racine Federated, Inc. in January 2012, along with higher sales of products for the municipal water market, particularly residential water meters,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. He noted that net earnings for the fourth quarter of 2012 included nearly $0.05 of expenses related to a non-cash pension charge.

“For the full year, sales of the core Badger Meter products, not including Racine Federated, were up 6%. The comparison was negatively impacted by unusually high sales to a natural gas customer in 2011 as part of a large contract, which we did not have in 2012. Excluding natural gas, sales of the core Badger Meter products were up 11% in 2012. Virtually all product lines contributed to the higher sales, as we benefited from increased housing starts, a slowly improving economy and growing demand for our new products,” said Meeusen. He added that the record diluted earnings per share reflected the repurchase of approximately 888,000 shares in the first half of 2012.

The gross profit margin was 38.8% for the fourth quarter of 2012 and 38.2% for the full year, both of which increased over the prior year. “The improvement in both periods was due to the higher margins on the Racine Federated products, increased capacity utilization on the higher sales and relatively steady copper prices throughout the year,” Meeusen said.

“New product development continues to be a top priority for us as we consistently focus on long-term growth. We recently introduced updated software versions for the ORION® SE advanced metering analytics system and expect the ORION brand to continue to drive our sales into the municipal water market. We also extended the size range of the E-Series® ultrasonic meter line. We are encouraged by the customer response to these and other new products,” added Meeusen.

“Badger Meter remains financially strong. Our significant cash flow enabled us to purchase Racine Federated, complete a $30 million stock repurchase program, increase our quarterly cash dividend and invest in new products during 2012. Our debt to total capitalization ratio was down to 28% at the end of the year, giving us the ability to build our existing business and invest in potential acquisition opportunities that may arise. We believe we are well positioned for continued growth in 2013,” he added.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2012 fourth quarter results on Thursday, February 7, 2013 at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8040 and entering the passcode 31831486. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=P7KQKYN73. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Thursday, February 14, by dialing 1-888-286-8010 and entering the passcode 63993964. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, the company’s products are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;

  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$74,323	$60,710	$319,660	$262,915
Cost of sales	45,472	41,327	197,414	173,095
Gross margin	28,851	19,383	122,246	89,820
Sales, engineering and administration	20,036	17,353	77,777	62,286
Operating earnings	8,815	2,030	44,469	27,534
Interest expense, net	269	64	998	185
Earnings before income taxes	8,546	1,966	43,471	27,349
Provision for income taxes	3,062	779	15,439	8,188
Net earnings	$5,484	$1,187	$28,032	$19,161

Earnings per share amounts:

Basic	$0.39	$0.08	$1.96	$1.28

Diluted	$0.39	$0.08	$1.95	$1.27

Shares used in computation of earnings per share:

Basic	14,143,468	14,996,737	14,332,462	14,970,578

Diluted	14,215,080	15,058,999	14,399,220	15,049,398

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2012	2011
	(Unaudited)

Cash	$6,554	$4,975
Receivables	45,584	41,168
Inventories	60,997	49,436
Other current assets	8,239	5,616

Total current assets	121,374	101,195

Net property, plant and equipment	70,484	66,102
Intangible assets, at cost less accumulated amortization	58,351	33,680
Other long-term assets	4,314	8,568
Goodwill	35,930	9,365

Total assets	$290,453	$218,910

Liabilities and Shareholders’ Equity

Short-term debt	$66,730	$1,790
Payables	15,551	11,365
Accrued compensation and employee benefits	9,821	6,734
Other liabilities	1,978	2,524

Total current liabilities	94,080	22,413

Deferred income taxes	8,692	0
Long-term employee benefits and other	16,434	17,216
Shareholders’ equity	171,247	179,281

Total liabilities and shareholders’ equity	$290,453	$218,910

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702